Exhibit 99.1

On February 13, 2019, The Interpublic Group of Companies, Inc. held a conference call to discuss its fourth-quarter and full-year 2018 results.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan Daniel Salmon BMO Capital Markets Benjamin Swinburne Morgan Stanley David Joyce Evercore ISI Jason B. Bazinet Citi Research Michael Nathanson MoffettNathanson

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group fourth quarter and full year 2018 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.
Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-K and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning as we review our results for the fourth quarter and 2018. As usual, I’ll start out by covering the highlights of our performance, as well as our outlook for the new year. Frank will then provide additional details, and I’ll conclude with an update on our agencies, to be followed by our Q&A.
We are very pleased to report strong performance for both the quarter and full year.
At the top of our financial highlights, organic net revenue growth was 7.1% in the fourth quarter. That brings organic growth for the full year to 5.5%, which exceeds our latest 4.5% growth target. These are outstanding results.
Regionally, fourth quarter U.S. organic growth was 6.3%, and international growth was 8.0%. We grew organically in every region of the world, during the quarter as well as the full year. We saw very broad participation across agencies, disciplines and client sectors. FCB, Mediabrands, Huge, McCann and R/GA were all notably strong in the fourth quarter. Top-performing client sectors were consumer goods, healthcare, retail and auto.
In the quarter, the total growth of our net revenue was 13.3%, which reflects both our organic increase and the revenue of Acxiom. This is our first report with the consolidated results of Acxiom, having completed our acquisition on October 1. We were pleased with Acxiom’s fourth quarter performance, which was fully on track with our expectations. But to be clear, Acxiom’s growth is not included in our organic growth of 7.1%, and will not be until the fourth quarter of 2019.

Turning to our operating income and adjusted EBITA, fourth quarter operating income was $459 million, which includes deal expenses for the Acxiom acquisition, as well as acquisition-related amortization expense. Excluding those two items, our EBITA was $504 million, and adjusted EBITA margin on net revenue was 20.9%.
For the full year, adjusted EBITA was $1.08 billion, and our adjusted EBITA margin was 13.5%. That’s an increase of 70 basis points from a year ago, at the high end of our targeted range for 2018.
Full-year diluted earnings per share was $1.59, and was $1.86 as adjusted for Acxiom deal expenses, amortization of acquired intangibles and net losses from the disposition of small, nonstrategic agencies over the course of the year. That’s an increase of 33% over comparable adjusted EPS of $1.40 a year ago.
Our results for the year further demonstrate the strength of our client-centric integrated offerings and the quality of our people, which have produced leading organic growth and margin improvement over a period of many years. It underscores a distinctive level of achievement amid significant change in our industry and the environment in which we operate.
All of our people can take pride in these accomplishments. Their talent and the great work they do every day on behalf of our clients is what drives such terrific results in the marketplace and for our shareholders. We thank them for their ongoing hard work and dedication.
It’s equally important to note that, along with strong performance, we have continued our investments in outstanding talent across our agencies, and in the tools and capabilities that keep us on the leading edge of our dynamic industry. This is especially true in key areas like creative, digital, data and analytics. On this note, our acquisition of Acxiom was the signature investment in our space during 2018 and we think for years to come.
On the strength of these results and our future prospects, we are pleased to announce this morning our Board’s decision to raise IPG’s quarterly dividend by 12%, to $0.235 cents per share. This marks our seventh consecutive year of dividend increases, over which time our quarterly dividend per share has nearly quadrupled.
As we turn to our outlook for 2019, we do so with a foundation of agencies competing successfully in our commercial marketplace over many years and converting revenue growth to operating profit at leading rates. We are focused on deleveraging our balance sheet following the Acxiom transaction and returning capital to shareholders, all of which furthers our commitment to driving shareholder value.
The worldwide tone of business among our clients remained solid through year end, as is apparent in our results. While there is shared concern around macro issues, which include the aging economic expansion, political turmoil, international trade and interest rates, the backdrop appears sound as we enter the new year.
With that, our opportunity for solid growth in 2019 is promising, even as we are comparing against industry-leading growth rates and revenue headwind due to certain account losses that we saw at the end of last year. These are not the norm for us. We will have largely cycled through their impact by this time next year, and we are well-positioned to bring our world-class offerings to compete for meaningful new business opportunities that are coming up over the course of this year.
For 2019 we are targeting competitive organic growth of 2.0% - 3.0%. The growth of Acxiom, again, is not included in our organic calculation until the fourth quarter.

Turning to expenses and EBITA margin for 2019, we anticipate that we will take cost actions in Q1 for headcount reduction and to exit real estate, mainly due to the accounts lost in 2018, and to implement certain other additional headcount actions to further rightsize our cost structure. The largest accounts driving these actions are the Army and FCA media North America. These cost actions will result in a charge to Q1 earnings, which has yet to be finalized, though we currently anticipate that it will be in a range of $30 - $40 million.
We expect to continue to add to our longstanding record of margin expansion in the upcoming year. We are targeting adjusted EBITA margin expansion of 40 - 50 basis points over the results we are reporting today, excluding the cost actions we expect to take in Q1, which would bring us to 13.9% - 14.0%.
As always, as the year unfolds, we will regularly review our perspective on the year during our quarterly calls.
In summary, we believe that the drivers of shareholder value creation in the quality of our people, revenue growth, margin expansion and share dividends will continue to work well at Interpublic as we enter a new year.
At this stage, I’ll turn things over to Frank for additional detail on our performance, and then I’ll return with an update and highlights of our businesses. Frank . . .

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael, and good morning. As a reminder, I will be referring to the slide presentation that accompanies our webcast.

On slide 2, you’ll see a summary of our results.

•	Fourth quarter net revenue growth was 13.3%, and organic growth was 7.1%.

•	U.S. organic growth was 6.3%, and international organic growth was 8.0%, with increases across all regions. For the full year, organic was 5.5%, which does not include Acxiom’s growth.

•	Q4 adjusted EBITA margin on net revenue was 20.9%, compared with 20.1% a year ago. For the full year, our adjusted EBITA grew 13%, and margin expanded 70 basis points to 13.5%.

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For the quarter, our adjusted diluted earnings per share was $0.89, which excludes Acxiom transaction costs, the amortization of acquired intangibles and losses from dispositions of certain small, nonstrategic agencies. That’s an increase of 39% from comparable Q4-17.

•	For the full year, our diluted EPS was $1.86, an increase of 33% from comparable 2017.

•	As Michael mentioned, we announced this morning that our Board has once again significantly increased our common share dividend by 12%, to $0.235 per share quarterly.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.
Turning to revenue on slide 4:

•	Fourth quarter net revenue was $2.41 billion.

•	Compared to Q4-17, the impact of the change in exchange rates was negative 1.6%, while net acquisitions added 7.8%. The resulting organic revenue increase was 7.1%.

•	Net revenue growth for the full year was 7.5%, consisting of 5.5% organic growth and a positive 1.8% from net acquisitions, while currency was a positive 20 basis points.

As you can see on the bottom half of this slide:

•	Q4 organic growth at our Integrated Agency Networks segment was 7.4%. Growth in IAN was led by FCB, Mediabrands, McCann, R/GA and Huge.

•	At our CMG segment, organic growth was 5.1% in the quarter, driven by standout growth by Weber Shandwick and Golin in public relations.

•	Corporate and Other segment revenue was $182 million, which is Acxiom’s Q4 revenue.

•	Organic growth rates for the full year were 6.0% at IAN and 3.4% at CMG.

Moving on to slide 5, revenue by region:

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In the U.S., fourth quarter organic growth of net revenue was 6.3%. We were led by a range of agencies, notably FCB, Mediabrands, Weber Shandwick, Huge and MullenLowe. For the full year, U.S. organic growth was 5.1%, with increases across most client sectors, including healthcare, auto, financial services and consumer goods.

•	Turning to international markets:

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We had another strong quarter in the U.K., with 9.6% organic growth. We continued to see contributions at a number of our agencies, such as McCann, Mediabrands and Weber Shandwick. For the full year, U.K. organic growth was 9.7%, an outstanding performance.

◦	In Continental Europe, organic growth was 4.1%. This was highlighted by growth in each of our largest national markets: Germany, France, Spain and Italy. Full-year organic growth was 5.3%.

◦	In AsiaPac, net organic growth was 6.6% in Q4, paced by notably strong growth in Japan, India and China. Organic growth in the region was 3.9% for the full year.

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LatAm grew 17.4% organically in Q4. We continued to see strong performance throughout the region, with double-digit increases in Colombia, Argentina, Chile, Mexico and Brazil. We were led by Mediabrands, McCann, Huge, FCB and R/GA. Organic growth for the full year was 11.7%.

◦	In our “Other Markets” group, organic revenue growth was 8.0% in the quarter, with strong increases in Canada and the Middle East. Full-year organic growth was 3.4%.

Moving on to slide 6 on operating expenses, which remained well-controlled in the fourth quarter:

•	Compared to our net revenue growth of 13.3%, Q4 net operating expenses increased 12.2% as adjusted for Acxiom transaction expenses and the amortization of acquired intangibles.

•	For the full year, operating expenses, similarly adjusted, grew 6.7%, supporting net revenue growth of 7.5%.

•	Our ratio of total salaries & related expenses to revenue for the full year was 66.0%, compared with 66.8% a year ago.

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Underneath that, we continued to drive efficiencies on our investment in base payroll, benefits and tax, which is our largest cost category and where leverage improved by 120 basis points for the year.

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Our expense for performance-based incentive compensation in salaries increased to 3.7% of revenue for the year. That was driven by performance against our operating targets for revenue and margin growth.

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At year end, total headcount was approximately 54,000, an increase of 3,800 from a year ago, with more than half of the increase due to the addition of Acxiom. As you would expect, headcount increased in growth areas of our portfolio, including media, digital services and our health care specialists.

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Our office and other direct expense was 16.9% of full-year net revenue, compared with 17.0% a year ago. We levered our expenses for occupancy during the year by 30 basis points. That was partially offset by increased investments in data and other general expenses.

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Our SG&A expense increased as reported to $167 million for the full year, which includes $35 million of Acxiom deal expenses in the second half of the year. As adjusted for transaction costs, our SG&A expense was $132 million in 2018, compared with $119 million in 2017. The increase includes higher incentive compensation expense and increased investment in shared services and systems.

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A little further down this page, our expense for depreciation in 2018 was $165 million, which is up from $136 million for the year before. The increase is primarily due to increased investment in data and software, and an additional $10 million of Q4 depreciation on Acxiom’s books.

•	Acquired intangibles amortization for the year was $38 million, compared with $21 million in 2017, with the difference being $17 million in Q4 related to the Acxiom acquisition.

Turning to slide 7, we present detail on adjustments to our reported fourth quarter results in order to give you better transparency and a picture of comparable performance. This begins with our reported results and steps through to adjusted EBITA and our adjusted diluted EPS.

•	Beginning with our operating expenses, in SG&A, Acxiom transaction costs were $23 million in the quarter.

•	Our D&A expense includes $22 million for the amortization of acquired intangibles.

•	Below operating expense, we had a loss in the quarter of $12 million in “other expense,” related to the disposition of a few small, nonstrategic businesses.

•	In our tax provision, we recorded a net benefit in the quarter from a number of discrete tax items, totaling $24 million, which we have backed out here.

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At the foot of this slide, we show the after-tax impact per diluted share of these adjustments. The total was $0.05 per diluted share, which is the difference between $0.84 reported and $0.89 as adjusted.

Slide 8 depicts similar adjustments for the full year, again for continuity and comparability.

•	Acxiom transaction costs were $35 million in operating expense and $14 million below operating income. Our amortization expense was $38 million. At right, adjusted EBITA was $1.08 billion.

•	Business dispositions over the course of the year resulted in a book loss of $62 million.

•	The impact of discrete tax items was a benefit of $24 million.

•	The result is adjusted full-year diluted EPS of $1.86.

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Note that our adjusted effective rate for the full year was 24.5%, which is below the 27% - 28% we had targeted. It reflects the 2018 benefit of certain tax planning strategies. In 2019, our forecast for our normalized effective tax rate is 26% - 28%.

On slide 9 we turn to cash flow for the full year.

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Cash from operations in 2018 was $565 million, compared to $882 million a year ago. The comparison includes $431 million used in working capital in 2018. It’s not unusual for working capital to be volatile from year to year, due to variations in the timing of collections and payments in our media business, which can be large.

•	Investing activities used $2.5 billion in the year, which of course is mainly our acquisition of Acxiom. Cap-ex was $177 million.

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Our financing activities included debt proceeds of $2.5 billion raised to purchase Acxiom for $2.3 billion gross. We paid stock dividends of $322 million, and share repurchases in the first half of the year were [$117] million.

•	Our net decrease in cash was $121 million.
Slide 10 is the current portion of our balance sheet. We ended the year with $673 million of cash and equivalents.
Slide 11 depicts the maturities of our outstanding debt. Total debt at year end was $3.7 billion, which is a reduction of $100 million from the pro-forma schedule at the end of the third quarter.
In summary, on slide 12, we are pleased with our performance in the quarter and the year. Our teams executed very well, achieving strong revenue growth while maintaining expense discipline. Our balance sheet continues to be a strong and a meaningful source of value creation, as evident in the actions announced by our Board today, and we are on our front foot strategically. That leaves us well-positioned entering 2019.
With that, I’ll turn it back over to Michael.

Mr. Roth:
Thank you, Frank.
Well, we are certainly pleased with the quarter and the year, with respect to both growth and profitability.
Our sector-leading performance, with growth well ahead of our core competitors during the year, along with significant margin expansion demonstrate the continued competitiveness of our offerings, the effectiveness of our long-term strategy and the strength of our culture.
We’ve worked to create a Company that is positioned to address four fundamental changes in our industry: first, a need to adapt to rapidly changing consumer media habits; second, the potential for disintermediation as clients work directly with digital platforms; third, the in-housing of certain marketing practices; and, finally, the threat, though still in the early stages, of new entrants into our competitive space.
Today’s results point to our ability to adapt to rapid change. Long term, we believe that our many strengths, including the differentiated strategic decision to acquire Acxiom, will allow us to successfully address and capitalize on the elements that underlie each of those four headline challenges. We remain optimistic about our ability to thrive in this environment. I’ll speak to the Acxiom capabilities shortly, and we will be sharing a lot more about unlocking the potential on future calls with you.

Turning now to the highlights of our annual performance, which was led by Mediabrands, which once again posted outstanding results globally. Growth was especially notable at our digital offerings, Cadreon and Reprise, further demonstrating the key role these high-value offerings play in our media engagements. UM closed the year with a major global new business win, following Quicken Loans and Henkel earlier in the year, all of which will help balance out the account losses I mentioned earlier. The agency also promoted a long-term leader into the U.S. CEO role, and UM was named one of Ad Age’s list of Best Places to Work in 2019.
Initiative continued to be a great turnaround story for IPG. The agency had a headline win in Q4 with KPMG and one especially notable win at the start of this year with UPS, along with The Martin Agency, who together were tapped for integrated media and creative duties.
Mediabrands itself was also named a Best Employer for Diversity by Forbes.
FCB closed the year very strong in terms of its financial results, and added to the business with a number of wins in LatAm, Europe and the U.S. FCB Health drove significant growth for the network and launched Solved, a data-backed practice, at the end of the third quarter. In the U.S., FCB New York received new assignments from GSK in Q4.
McCann made news with several global leadership appointments, notably at MRM//McCann, which promoted a long-term female executive from within to the post of Global CEO. MRM//McCann was named the industry’s B-to-B Agency of the Year by Ad Age. In addition, McCann saw a number of additional new business wins, following the Opel/Vauxhall win in Europe at the end of the third quarter.
McCann also delivered two of the best-received ads at the Super Bowl: the agency’s efforts for its Microsoft and Verizon clients scored #1 and #2 in the digital-social conversation about TV commercials run during the game, according to metrics from Advertising Age. McCann’s ad for Microsoft also topped the list of “most effective” ads shown during the game, according to a consumer survey fielded by Unruly.
At the end of the fourth quarter, MullenLowe announced an exciting agency-of-record win for the Sennheiser global consumer business.
MullenLowe also saw particularly strong performance from the network’s media arm, Mediahub, throughout the fourth quarter, picking up new business from Bloomin’ Brands and Dropbox. In LatAm, MullenLowe was named Network of the Year at the region’s most important creative awards festival.
Among our marketing services agencies in CMG, we saw an acceleration of top-line growth at Golin, Weber Shandwick and Octagon.
Weber Shandwick continued to prove a leader in its space and launched a new global management consultancy practice specializing in transformation called United Minds. The PR firm closed the year by winning the Pernod Ricard business and being named a Best Place to Work in 2019 by Ad Age.
Our specialist agencies continued to innovate and expand their offerings. Experiential agency Jack Morton launched a global innovation practice, Genuine X, and appointed a number of new creative leads. Octagon had a standout performance for the year both in terms of growth and profitability, and was named the Best Agency in Talent Representation at the Sports Business Awards.

At R/GA, we passed the mantle of leadership from industry icon and founder Bob Greenberg, who remains in the role of Chairman, to long-time agency leader Sean Lyons, who is now Global CEO. The agency also made a number of key appointments in the quarter, including senior talent in its creative department, ushering in a new generation of leadership. Brooklyn-headquartered Huge continued to bolster agency talent and capabilities, and they saw a standout performance for the year as a result of major new projects in the U.S. and Asia.
Our U.S. independents round out our portfolio. These agencies deliver a range of integrated services to their clients and also augment the rest of the IPG offering in our collaborative “open architecture” solutions. The Martin Agency picked up major new business with Buffalo Wild Wings and UPS, which is a returning client that’s part of the open-architecture collaboration with Initiative as we previously mentioned. The agency continues to deliver iconic creative work; notable this quarter was “GEICO’s Greatest Hits,” featuring the agency’s longtime client’s best ads dating back to 1997. We are very proud of The Martin Agency’s performance in 2018 under its first-ever female CEO.
Deutsch promoted creative talent and saw wins with V-Go, the all-in-one insulin delivery device, and a global soccer marketing project for Budweiser. Just last week Deutsch was named Global Creative Agency of Record for Reebok.
South Carolina-based EP+Co, which is one of IPG’s agencies to watch, continues a successful run of client growth, which has led the agency to significantly expand its leadership team.
“Open-architecture” solutions that integrate the best of our talent across the organization by means of customized client teams continued to be an area of focus and success for us in 2018. In contrast to some of our peers, IPG’s long-established hybrid approach is to invest in and protect agency brands while promoting collaboration. This puts our Company in a strong position that appeals to talent and clients with respect to career development, as well as speed of service for clients.
In the fourth quarter, Acxiom results are consolidated with IPG for the first time, and we are pleased to say that actual performance met both the revenue and profit targets we had set for the agency in the quarter.
As we have noted on prior investor calls, this acquisition was about growing a great business at Acxiom and about revenue synergies, and we expect to see those synergies begin to come to life over the course of 2019.
Today, Acxiom provides the data foundation for many of the world’s largest and most sophisticated marketers. They remove the pain points of organizing and cleansing data, which in turn positions these large marketers to leverage their data. This gives Acxiom broad reach into large enterprises, including about half of Fortune 100 companies. These are deeply embedded service relationships with long average life spans and very strong renewal rates.
All of us operate in an increasingly data-centric ecosystem. Which means that most of media and marketing will be centered around precision marketing, especially the ability to manage first-party data to create deeper direct customer relationships, where we can connect with individual consumers at scale.
Marketing needs to be done at the “right place, right time, with the right consumer.” But that’s easier said than done. Data capabilities unpack an understanding of the entire customer journey. That’s a core principle in our era of fragmented media.

Strategically, the acquisition puts us ahead several years toward fulfillment of our strategy in data and analytics. Together with our Company’s best-in-class offerings across media, creative, digital and marketing services, we’re positioned with a strong competitive advantage in our market.
As we continue to fully integrate Acxiom, we are able to make our client’s data work harder for them and can deliver more efficient marketing. We’re beginning to see this play out in pitches now, where sophisticated clients, initially in the media space, are asking us to pressure test our ability to link their first-party data with an external data stack to deliver better business outcomes.
Turning back to our overall results, it’s clear that, despite a challenging revenue environment, we posted growth that was well ahead of the industry average. We also demonstrated our ability to remain focused on and deliver margin improvement. This is consistent with our long-term record of improving profitability in both higher and more moderate growth environments. This is an achievement we are proud of.
Our capital return programs continue to be significant drivers of value. In 2018, we returned capital to our shareholders through dividends and share repurchases. The latter were appropriately suspended on a temporary basis due to the Acxiom acquisition. During the year, however, we returned approximately $322 million in the form of dividends, and an additional $117 million via share repurchases. We intend to return to share repurchases as we make progress on reducing our debt levels.
Given the leverage required to complete the Acxiom acquisition, we are pleased that the rating agencies acknowledged the strength of our financials and the strategic value of the deal by reaffirming their ratings for us. Our public debt issuance to finance the acquisition was a success across the board. While the Acxiom financing was a landmark capital markets transaction for IPG, it bears noting that we continued to invest in our most innovative capabilities, as well as additional targeted M&A outside of Acxiom, ensuring that our offerings stay relevant and differentiated in a highly dynamic media and marketing environment.
Our Board’s decision today to once again meaningfully increase the dividend shows a continued commitment to return value to shareholders, as well as confidence in our future prospects.
Looking forward, against a backdrop of global uncertainty, the tone of the business is good, and we have some new business opportunities coming up. The breadth and strength of our portfolio, however, positions us well to participate in nearly all sizeable pitches, and there is further organic growth to be had by broadening the scope of our relationships with our existing clients.
In light of these factors, we believe that we should continue to see competitive organic revenue performance in 2019, which is why we are targeting 2% - 3% organic growth for this year. Given the headwinds we are facing due to a couple of sizable client losses in late 2018, as well as the fact we will be comping against industry-leading growth rates, the fact we are able to target competitive organic growth performance speaks to the strength of our underlying offerings. We are also focused on our client-centric model to assure retention of our important client base as we move forward.
Along with this level of growth, we are targeting adjusted EBITA margin expansion of 40 to 50 basis points over the results we are reporting today, excluding the cost actions we expect to take in Q1. This builds on our strong long-term record in this area.

At the same time, we will continue to invest in the outstanding talent and emerging capabilities that are required to position us for the long term. Combined with the transformative opportunities of our enhanced ability to connect marketing with data, and our commitment to capital return, that means that there remains significant potential for value creation and enhanced shareholder value.
As always, we thank our clients and our people, who are the foundation of our success.
With that, I’ll open up for questions.

QUESTIONS AND ANSWERS
Operator:
Thank you. . . . And our first question will come from Alexia Quadrani of JPMorgan. Your line is open.

Alexia S. Quadrani, J.P. Morgan:
Thank you very much, and congratulations, guys, on such an impressive quarter here. The revenue growth really is unbelievable. My question really is on just that, the organic revenue growth that we saw in the fourth quarter. Do you have a sense - maybe talk broadly - about how much it may have benefited from some project business or a budget flush towards year end and how much was the underlying growth of the business, the strength of the business that you’ve sort of been seeing all year? And then I have a follow-up.
Michael Roth, Chairman of the Board and Chief Executive Officer:
As you know, our fourth quarter is typically when we see an increase in projects, and, in fact, we saw that. That was evidenced in by a strong fourth quarter result, for example, at Weber Shandwick and Golin, as well as Octagon. So I don’t consider it necessarily a flush of spending. I think it’s pretty typical to have these projects operate in the fourth quarter. But what it does signal is the tone and the fact that our clients continue to value our marketing services in terms of their ability to do events and projects to reach their consumers.
Ms. Quadrani:
And then two other quick questions. One, the growth in the U.K. continues to be so strong. Are you sensing there’s good market share gains there from competitors? Can it continue through Brexit? And then just a follow-up for Frank as well on incentive comp and temp labor. That trends up in the quarter, I’m assuming reflective of the very strong revenue growth. Is that likely to continue in Q1?
Mr. Roth:
All of that. First of all, the strength in U.K, yes, we, as you saw, in the fourth quarter, we’re up 9.6%, and for 12 months, we’re up 9.7%. So those are pretty good results. A lot of it - and what’s impressive about that is it’s across the board. It’s media, it’s PR, it’s advertising. So a lot of that has to do with new client wins and the competitive positioning of us in the U.K.
We have yet to see any big pullbacks from Brexit, and I know that question comes up all the time. Eventually, depending on what that outcome is, it may impact. But right now, we’re just not seeing that.
So we’re very pleased with the results. And just for comparison, I believe the U.K. represents about 8% or 9% of our business, and we’re pleased with these results.

The incentive comp follows our performance. So, Frank, why don’t you comment on it?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Alexia, the model’s working. We did a very good job of managing our base, benefits and tax, both in the quarter and the year, which allowed us to generate 80 basis points of leverage off the entire SRS line.
And we’re able to overcome the increase in incentives and temporary labor, which are more variable. Incentive, as Michael pointed out, is based on performance. Temporary labor was around growth.
As it relates to 2019, the actions that we’re taking as it relates to the account losses are what you would have expected. We’re aggressively trying to manage our base, benefit and tax. And, unfortunately, when you have account losses like that, there’s going to be actions around people. We’re still servicing those clients as we work through the transition, but we wanted to make sure we’ve let the investment community know that we recognize there will be some pressure on our SRS lines with that revenue decline, and we’ve got actions underway. More to come when we release our first quarter on the specifics.
Mr. Roth:
We always say it’s a variable cost model, and that’s what you do when you have, when you lose a client, and, unfortunately, we did. Then the adjustment to that is, unfortunately, in terms of layoffs and rightsizing the business. And the other side of that is that, as we bring new business on, we’re going to see an increase sometimes in temporary labor until we get the full-time employees embedded in the organization. So it goes both ways. When we win a client, it takes a while for the revenue, and we have the expenses. On the other side, we have to take expense actions when we lose, but the business continues to run off.

Ms. Quadrani:
Thank you very much.
Mr. Roth:
Thank you.

Mr. Mergenthaler:
You’re welcome.

Operator:
Thank you. Our next question comes from Dan Salmon of BMO Capital Markets. Your line is open.

Daniel Salmon, BMO Capital Markets:
Good morning, everyone.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning, Dan.

Mr. Salmon:
Michael, one maybe high-level one for you, and then just a follow-on for either you or Frank. Obviously, Acxiom addresses your interest and desire to grow your capabilities for data management more broadly. Getting beyond that theme of data, when you look at your priorities for either tuck-in M&A, for transitioning the folks you have working at your agencies, what are the next two or three priorities on your list right now as you move beyond the acquisition of Acxiom to integrating it?
And then, secondly, I know you’ve been reticent in the past to give targets for revenue synergies, and fair enough on that. But maybe either you or Frank could give a little bit of color on how you’re thinking about revenue synergies within that 2% - 3% outlook number for organic growth for the year. Thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, on the revenue synergies, we said that the Acxiom transaction will be accretive. In fact, in the fourth quarter when we added Acxiom, it was in fact accretive, and we expect it to continue to be accretive for the full-year 2019. So we’re very pleased with how that’s going. And the synergies won’t really be taking effect, probably towards the latter part of the year.
Right now, we’re busy integrating the businesses. And the integration of the businesses, frankly, has given rise to additional revenue synergies versus what our base case was. But it will take some time to implement some of the things that have to be done to make sure that the integration is correct, and then whatever products we bring to market are being brought at the right time with the right people in place. But the good news is that we’re seeing greater potential on revenue synergy than we anticipated.
In the meantime, the base business of Acxiom continues to be solid. Remember, the key aspect of Acxiom is data management. 65% - 70% of their business is data management, and they continue to do an outstanding job there.
In terms of our priorities, our markets are changing. So therefore, it’s important for us to invest in talent. I mean, clearly, it goes without saying, digital capabilities, which incidentally we embedded in all of our agencies a long time ago. So every one of our agencies, whether they be creative, media, experiential, PR, all have very strong digital capabilities. And then, of course, we have the Huge, R/GA, Profero, MRM, which are our unique digital capabilities within themselves. But we continue to have to invest in the talent.
The other is business transformation. We’re finding that, given our relationships with our clients and the work that we’re doing, we are seeing opportunities from business transformation. So we have been bringing onboard consultants, experts in business transformation, particularly in our digital agencies like R/GA, Huge, MRM and Profero. These business-transformation projects are very well received. They are dealing with C-suite executives. And of course, our goal is not only to win the project part of that, but to expand our relationship as a result of that.
So one of the emphases will be to continue to expand our expertise in business transformation as well as in terms of data. Data covers a lot of ground. I do believe we’re going to see an increase in privacy issues across the country. Acxiom has expertise certainly with GDPR. We have expertise that we’ve already brought to the market. In the United States, we see it in California. We’re going to see it expanding all over the United States. We hope that we’ll see a federal answer to the question of data privacy in the U.S., and that’ll give us a great opportunity to leverage the expertise of Acxiom as being the leading provider of these services that have an element of trust, confidentiality and capabilities that are necessary in that environment.
Mr. Salmon:
Maybe just one quick follow-up. Fair to say that review activity is lower right now than it was a year ago at this time?
Mr. Roth:

Yes, I think that’s fair to say, but I do believe it will start to pick up. I don’t think it’s going to stand still. But a good part of our revenue is coming from our existing clients, and our expertise in terms of working those clients, bringing in the additional resources under our open-architecture model, is the opportunity that we have. I mean, that’s the bread and butter of our business, and you win, hopefully, you win more than you lose in new reviews, and, hopefully, there’re the other competitors’ clients that are in review. Unfortunately, we had some bad result in December. But we don’t have anything under review now. I don’t want to jinx it. And we’re opportunistic, and we’re feeling good about our ability to compete as they come up in 2019.
Mr. Salmon:
Great. Thanks, Michael.

Mr. Roth:
Thank you, Dan.

Operator:
Thank you. The next question comes from Ben Swinburne of Morgan Stanley. You may go ahead.

Benjamin Swinburne, Morgan Stanley:
Thank you. Good morning, guys. Michael, just staying on AMS. My people aren’t willing to give it to us. I think you talked to it before, but - and I don’t trust my own historical AMS numbers, because I know they’ve been adjusted a lot since it was owned by LiveRamp - it looked like the business was up north of 8% in the fourth quarter. I don’t know if you guys could talk to how the businesses has performed, since you’ve bought it, on a top-line basis. I know it’s accretive to adjusted EPS.
And then as you look at the margin guidance for 2019, I would have guessed AMS would be a nice driver of margin expansion. I’m just wondering, if you unpack the guidance, is there any kind of core underlying margin expansion that you’re expecting this year, given all the comments you made about tough comps and the account churning in the business? If you could help us there, that would be great. Thank you.
Michael Roth, Chairman of the Board and Chief Executive Officer:
I wish I can help you in all the ways that you asked, of course, but - [Laughter]

Mr. Swinburne:
I’ll take what I can get.

Mr. Roth:
Okay. Well, look, when we originally did the forecasting of Acxiom, we used a 5% growth number. That was out there. Suffice it to say, what I said: we delivered at least a 5% growth, as expected, in the fourth quarter. And given all the opportunities and what we believe the market is looking for from Acxiom, obviously, there’s a growth participation in our growth through 2019. We also commented that the Acxiom business was on the higher side of margins, and we expect that to continue throughout the year. And, no, we’re not going to break out the margins for Acxiom as you asked, but we do, as I said, we do believe it will be accretive to us for the full year.

Mr. Swinburne:
Got it. If I could just ask one follow-up, kind of coming off of Omnicom’s call yesterday. I thought John made an interesting comment about competing with weak competitors versus wounded. Some of the account losses you’ve had, there’s been some press around pretty aggressive - I don’t know about irrational but at least aggressive - pricing. If you could just comment on whether you think there’s some - that the market is more competitive than it’s been, and part has to do with some of the struggles from some of your competitors impacting where accounts are going, or if it’s just, this is sort of what we’ve been dealing with for years.

Mr. Roth:
Well, I always look to John as being the wise man in our industry, and I often take his guidance. The fact is, yes, I think what happens is, in any company that’s had some issues, the best way to show the strength of their business is to win business. And, needless to say, this business is a very competitive business right now. Actually, it’s always, ever since I’ve been in this business, it’s been competitive, and pricing is an important aspect of it.
But let’s not forget, you don’t get to pricing unless you have the capabilities to get there. So when it comes down to pricing, I don’t - there are circumstances where, for strategic reasons, some of the competitors may view this as an opportunity to gain market share or put a win on the board. And sure, to the extent that some of our competitors are lacking revenue as reflected in their results, that’s a way of doing it. I think we’ll see on their future performance, in terms of how their growth goes and how their margin expansion flows through, and I think you’ll be able to tell which of the businesses are doing it and which aren’t. I mean, on a long-term basis, the rubber’s going to hit the road. You can win a quick business by buying it, but it’s going to have to reflect in the margins. So the fact that we’re forecasting an expansion of margin for 2019 and organic revenue, and we believe in the product that we serve and how we deal with our clients, in the end, you get what you pay for, and that’s how we view our competitiveness in the marketplace.
Mr. Swinburne:
Makes sense. Thank you.

Operator:
Thank you. The next question comes from David Joyce of Evercore. Your line is open.

David Joyce, Evercore ISI:
Thank you. I was hoping for some more clarification to help understand the client wins and losses and the cadence of the revenues. With the big American Express win, did that contribute in the fourth quarter? Should we expect the U.S. Army to be winding down by the end of this first quarter? And whether your 2% - 3% growth guidance really can be supported more in the first part of the year, given these puts and takes?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, the way - it’s still unclear how these businesses in terms of losses are going to roll out. First of all, the losses didn’t affect 2018. It’s principally a 2019 event in terms of the impact, and it will cycle through probably the second quarter and thereafter if you want to do your modeling on it. And as far as our wins - the losses came in in December of 2018. That’s why it takes a while for it to affect our results in 2019. On the other side of it, we had business wins in 2018 that start to impact a little bit in the fourth quarter. But the bulk of the wins will impact us starting in the first quarter of 2019.
Mr. Joyce:

And in terms of having so much strength across your disciplines and across your regions, are there particular clients who were spending globally that help that? Or are there particular verticals?
Mr. Roth:
Yes. I think it’s pretty clear that healthcare was a major vertical for us. We’ve been saying it all year, and for the full year, it continued to be our largest growth. And healthcare is 25% of our business. So that’s a strength, and we see that continuing into 2019.
We did have a pickup in consumer goods. I was surprised. Everybody was talking about consumer goods; I was expecting the first question to be, “How come you guys are up on a global basis with consumer goods?” Consumer goods is 8% of our business, and we had some client wins. So we’re fortunate in our clients in the consumer goods space, which frankly accounted for a good growth for us on a year-to-year basis.
Financial services continued to be solid for us. We saw our auto & transportation, growth in that area. Earlier in the year, it was not quite as growing, and we saw an improvement in auto & transportation. Tech & telecom, we had some strain in the first part of the year; we saw some recovery in the second half of the year. And, frankly, food & beverage is probably our weakest sector.
But overall, we’re very pleased with the fact that our business is disbursed versus sectors, and we’re performing well in most of them.
Mr. Joyce:
All right. Thank you very much.

Mr. Roth:
My pleasure.

Operator:
Thank you. The next question comes from Jason Bazinet of Citi. Your line is open.

Jason B. Bazinet, Citi Research:
I appreciate your reminding us about the suspension of the buyback. I apologize in advance if I’ve missed this, but have you ever given a leverage number when you would resume the buyback? Or is it, we’re just going to sort of see it turn on at some point in the future?

Michael Roth, Chairman of the Board and Chief Executive Officer:
No, we don’t, and - there’s so much that goes into our ratings: the tone of the business, the integration of Acxiom and, obviously, our cash flows. So what I said in my remarks is how we have to look at it, and that is, as we perform, as we -

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
- delever -

Mr. Roth:
As we take - we don’t have share buybacks, so we hopefully delever in terms of paying down debt. And when we reach the right levels, we’ll know it when we see it, and we’ll implement buying back shares.

We think it’s important that there be a balance between returning of capital to our shareholders in the form of dividends and buybacks. I’m very pleased with the support the Board has with us with respect to the increase of the dividend, showing that their confidence in the business in the future and how important it is to return capital to our shareholders. So we chose the dividend vehicle this time. And, as we delever, we’ll see us getting back into the buyback business.
Mr. Bazinet:
I appreciate it, thank you.

Mr. Roth:
Sure.

Operator:
Thank you. The next question comes from Michael Nathanson of Moffett Nathanson. Your line is open.

Michael Nathanson, Moffett Nathanson:
Thank you. I have three quick ones. Michael, you talked a lot about the losses in America and what do we do to organic growth. But when you look at the international business, it’s really amazing how fast you’re growing in some markets where there’s just no economic strengths. So I wonder, when you look at 2019 internationally, what are you expecting for growth? And anything about just how you’ve achieved such growth levels in markets like LatAm, which is really struggling, or Western Europe, as you talked on? And what do you think about 2019 off of the 2018 run rate?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, again, if you look at the size of our businesses, I think LatAm is a great example of the effect that we have in terms of business wins and losses. We went for a period in time where LatAm, the business, we were negative because of losses. Fortunately, whether it be McCann or Mediabrands and FCB and MullenLowe, we picked up new business. So we saw strength in Brazil, which is great to see, as a result of some of the new business. Argentina, Mexico are very strong for us. So it’s across the board in Latin America. But the good news is Brazil, and that’s principally driven by new business wins, or, actually, a new business win or a client coming back, which is great.

With respect to the other markets, the same is true in Continental Europe. The fact that we’re stronger in Continental Europe - we were up 4.1% in the fourth quarter and 5.3% for the year - that, too, was very much new-client-business related. And, again, it’s 8% of our business. So a client win here or there gives rise to a nice increase. So I think the answer to your question is, we want to win business in those markets, and we’ll see the growth coming from that.
Mr. Nathanson:

Okay, thanks. And then two quick ones for Frank. Frank, I don’t know if we quantified the benefits of your cost actions over the year. So how much do you expect to save after you make those actions in the first quarter?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Michael, we don’t have that information today. We’ll disclose more on the first quarter call. We’re still looking at the specifics, which are both people and real estate. So we’ll give more granularity in the first quarter call. We just wanted to range out for you folks the general size of the charge we’re looking to take.

Mr. Nathanson:
Okay. And the last one, going back to Ben’s question on margins at Acxiom. With your first quarter under management at Acxiom, is there any material change to the way you manage the business on a margin side? Or should we look at historical margins there as kind of a good guide for what happened on the first quarter under your management?

Mr. Mergenthaler:
I think that we’re very supportive of the AMS management team, and their margins are very strong. And we’re looking for opportunities to drive incremental margin, but we haven’t changed anything materially how they run their business.

Mr. Roth:
I mean, that’s the key part of the integration, and we didn’t want to break it. We’re doing well. We bought them because of their strength. So, we have teams, we have great oversight in terms of how we work together. And I’ve got to tell you, the relationship between them and IPG is fantastic. And not only we’re looking at revenue synergies from IPG clients using Acxiom, we’re seeing a lot of action coming from Acxiom, bringing in IPG businesses. So we’re really excited about that opportunity.

Mr. Nathanson:
Thank you, both. Thanks, guys.

Mr. Mergenthaler:
Thanks, Michael.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, I’m getting the high sign here. So I thank you all for your participation. I know we’ve got to do it again, but we’re quite proud of the results for 2018, and we look forward to great results for 2019. Thank you very much.

Operator:
This concludes today’s conference. You may disconnect at this time.

*    *    *    *    *

Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates;

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world; and

•	failure to realize the anticipated benefits of the acquisition of the Acxiom business.
Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors, and our other SEC filings.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended December 31, 2018
	As Reported	Acxiom Transaction Costs	Amortization of Acquired Intangibles	Net Losses on Sales of Businesses [1]	Net Impact of Various Discrete Tax Items [2]	Adjusted Results
Net Revenue	$2,413.7					$2,413.7
Billable Expenses	442.3					442.3
Total Revenue	2,856.0					2,856.0

Cost of Services	2,247.0					2,247.0
Selling, General and Administrative Expenses	81.0	$22.6				58.4
Depreciation and Amortization	68.9		$22.0			46.9
Total Operating Expense	2,396.9	22.6	22.0			2,352.3

Operating Income	459.1	(22.6)	(22.0)			503.7

Interest Expense, Net	(41.6)					(41.6)
Other Expense, Net	(13.6)			$(11.9)		(1.7)
Total (Expenses) and Other Income	(55.2)			(11.9)		(43.3)
Income Before Income Taxes	403.9	(22.6)	(22.0)	(11.9)		460.4
Provision for Income Taxes	62.2	5.6	4.2	1.1	$23.4	96.5
Effective Tax Rate	15.4%					21.0%
Equity in Net Income of Unconsolidated Affiliates	0.8					0.8
Net Income Attributable to Noncontrolling Interests	(16.3)					(16.3)
Net Income Available to IPG Common Stockholders	$326.2	$(17.0)	$(17.8)	$(10.8)	$23.4	$348.4

Weighted-Average Number of Common Shares Outstanding - Basic	383.4					383.4
Dilutive effect of stock options and restricted shares	6.9					6.9
Weighted-Average Number of Common Shares Outstanding - Diluted	390.3					390.3

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.85	$(0.04)	$(0.05)	$(0.03)	$0.06	$0.91
Diluted	$0.84	$(0.04)	$(0.05)	$(0.03)	$0.06	$0.89

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Includes a tax benefit of $16.9 from net adjustments to the valuation allowance and a benefit of $6.5 related to the estimated costs associated with our change in assertion (APB 23) that we will no longer permanently reinvest undistributed earnings attributable to certain foreign subsidiaries.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Twelve Months Ended December 31, 2018
	As Reported	Acxiom Transaction Costs	Amortization of Acquired Intangibles	Net Losses on Sales of Businesses [1]	Net Impact of Various Discrete Tax Items [2]	Adjusted Results
Net Revenue	$8,031.6					$8,031.6
Billable Expenses	1,682.8					1,682.8
Total Revenue	9,714.4					9,714.4

Cost of Services	8,336.2					8,336.2
Selling, General and Administrative Expenses	166.5	$35.0				131.5
Depreciation and Amortization	202.9		$37.6			165.3
Total Operating Expense	8,705.6	35.0	37.6			8,633.0

Operating Income	1,008.8	(35.0)	(37.6)			1,081.4

Interest Expense, Net	(101.2)	(3.3)				(97.9)
Other Expense, Net	(69.6)	(10.3)		$(61.9)		2.6
Total (Expenses) and Other Income	(170.8)	(13.6)		(61.9)		(95.3)
Income Before Income Taxes	838.0	(48.6)	(37.6)	(61.9)		986.1
Provision for Income Taxes	199.2	12.1	4.8	2.2	$23.4	241.7
Effective tax rate	23.8%					24.5%
Equity in Net Loss of Unconsolidated Affiliates	(1.1)					(1.1)
Net Income Attributable to Noncontrolling Interests	(18.8)					(18.8)
Net Income Available to IPG Common Stockholders	$618.9	$(36.5)	$(32.8)	$(59.7)	$23.4	$724.5

Weighted-Average Number of Common Shares Outstanding - Basic	383.3					383.3
Dilutive effect of stock options and restricted shares	5.7					5.7
Weighted-Average Number of Common Shares Outstanding - Diluted	389.0					389.0

Earnings Per Share Available to IPG Common Stockholders:
Basic	$1.61	$(0.10)	$(0.09)	$(0.16)	$0.06	$1.89
Diluted	$1.59	$(0.09)	$(0.08)	$(0.15)	$0.06	$1.86

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Includes a tax benefit of $16.9 from net adjustments to the valuation allowance and a benefit of $6.5 in the fourth quarter related to the estimated costs associated with our change in assertion (APB 23) that we will no longer permanently reinvest undistributed earnings attributable to certain foreign subsidiaries.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS - ADJUSTED EBITA (Amounts in Millions) (UNAUDITED)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Net Revenue	$2,413.7	$2,131.1	$8,031.6	$7,473.5

EBITA Reconciliation:
Net Income Available to IPG Common Stockholders	$326.2	$252.3	$618.9	$554.4

Add Back:
Provision for Income Taxes	62.2	135.1	199.2	271.3
Subtract:
Total (Expenses) and Other Income	(55.2)	(19.5)	(170.8)	(97.6)
Equity in Net Income (Loss) of Unconsolidated Affiliates	0.8	0.8	(1.1)	0.9
Net Income Attributable to Noncontrolling Interests	(16.3)	(16.9)	(18.8)	(16.0)
Operating Income	459.1	423.0	1,008.8	938.4

Add Back:
Amortization of Acquired Intangibles	22.0	5.3	37.6	21.1

EBITA	481.1	428.3	1,046.4	959.5

Acxiom Transaction Costs	22.6	—	35.0	—

Adjusted EBITA	$503.7	$428.3	$1,081.4	$959.5
Adjusted EBITA Margin on Net Revenue %	20.9%	20.1%	13.5%	12.8%

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended December 31, 2017
	As Reported	Amortization of Acquired Intangibles	Net Losses on Sales of Businesses [1]	U.S. Federal Tax Credits	Net Impact of U.S. Tax Reform	Adjusted Results
Operating Income	$423.0	$(5.3)				$428.3
Total (Expenses) and Other Income	(19.5)		$(3.2)			(16.3)
Income Before Income Taxes	403.5	(5.3)	(3.2)			412.0
Provision for Income Taxes	135.1	0.3	5.7	$(31.2)	$36.0	145.9
Effective Tax Rate	33.5%					35.4%
Equity in Net Income of Unconsolidated Affiliates	0.8					0.8
Net Income Attributable to Noncontrolling Interests	(16.9)					(16.9)
Net Income Available to IPG Common Stockholders	$252.3	$(5.0)	$2.5	$(31.2)	$36.0	$250.0

Weighted-Average Number of Common Shares Outstanding - Basic	385.1					385.1
Dilutive effect of stock options and restricted shares	8.1					8.1
Weighted-Average Number of Common Shares Outstanding - Diluted	393.2					393.2

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.66	$(0.01)	$0.01	$(0.08)	$0.09	$0.65
Diluted	$0.64	$(0.01)	$0.01	$(0.08)	$0.09	$0.64

[1] Includes losses on completed dispositions of businesses and the classification of certain assets as held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Twelve Months Ended December 31, 2017
	As Reported	Amortization of Acquired Intangibles	Net Losses on Sales of Businesses [1]	Net Impact of U.S. Tax Reform	Adjusted Results
Operating Income	$938.4	$(21.1)			$959.5
Total (Expense) and Other Income	(97.6)		$(24.1)		(73.5)
Income Before Income Taxes	840.8	(21.1)	(24.1)		886.0
Provision for Income Taxes	271.3	1.0	7.4	$36.0	315.7
Effective Tax Rate	32.3%				35.6%
Equity in Net Income of Unconsolidated Affiliates	0.9				0.9
Net Income Attributable to Noncontrolling Interests	(16.0)				(16.0)
Net Income Available to IPG Common Stockholders	$554.4	$(20.1)	$(16.7)	$36.0	$555.2

Weighted-Average Number of Common Shares Outstanding - Basic	389.6				389.6
Dilutive effect of stock options and restricted shares	7.7				7.7
Weighted-Average Number of Common Shares Outstanding - Diluted	397.3				397.3

Earnings Per Share Available to IPG Common Stockholders:
Basic	$1.42	$(0.05)	$(0.04)	$0.09	$1.43
Diluted	$1.40	$(0.05)	$(0.04)	$0.09	$1.40

[1] Includes losses on completed dispositions of businesses and the classification of certain assets as held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.